EXHIBIT 10.5

CHARYS HOLDING COMPANY, INC.

8.75% SENIOR CONVERTIBLE NOTE DUE FEBRUARY 16, 2012

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, BUT HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON THE STATUTORY EXEMPTIONS CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT AND IN COMPARABLE EXEMPTIONS IN THE SECURITIES LAWS OF OTHER JURISDICTIONS TO THE EXTENT APPLICABLE. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION THAT IS EXEMPT UNDER SUCH SECURITIES ACT AND SUCH OTHER LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH SUCH ACTS AND OTHER LAWS, AND IN THE CASE OF AN EXEMPTION OR OTHER SUCH TRANSACTION OTHERWISE IN COMPLIANCE, UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO IT, OR A COMMUNICATION FROM THE SECURITIES AND EXCHANGE COMMISSION AND ANY OTHER GOVERNMENTAL AUTHORITY EMPOWERED TO INTERPRET THE SECURITIES LAWS OF STATES OR OTHER JURISDICTIONS THAT ARE APPLICABLE TO SUCH TRANSACTION, THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THE SECURITIES UNDER THE SECURITIES ACT OR UNDER SUCH OTHER LAWS, AS THE CASE MAY BE.

1.             Interest and Payments.

Charys Holding Company, Inc., a Delaware corporation (the “Company”), for value received, promises to pay to Matthew B. Mitchell or to a permitted successor or transferee as the holder of record  (the “Holder”) of this Senior Convertible Note (the “Note”) the principal amount of TWO MILLION TWO HUNDRED NINE THOUSAND FIVE HUNDRED TWENTY-THREE and 81/100 DOLLARS ($2,209,523.81) plus accrued interest on the principal amount of this Note at the rate of 8.75% per annum.  The Company will pay interest to the Holder quarterly in arrears on May 16, August 16, November 16 and February 16 of each year (each an “Interest Payment Date”), with the first payment to be made on May 16, 2007.  Interest on this Note will accrue on the principal amount from February 16, 2007.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  Unless previously converted into securities of the Company pursuant to Section 6 below, and subject to the earlier redemption or repurchase pursuant to Sections 4 and 5 below, the Company shall pay to the Holder all accrued and unpaid interest and principal on this Note in full on the Maturity Date (as defined below).

2.             Maturity.

This Note will mature on February 16, 2012 (the “Maturity Date”).

3.             Method Of Payment.

The Company will pay interest on this Note to the Holder at the close of business on the business day next preceding the applicable Interest Payment Date. The Company will pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to this Note, which amounts shall be paid by wire transfer of immediately available funds to the account specified by the Holder hereof or, if no such account is specified, by mailing a check to such Holder’s address specified in Section 13.

4.             Provisional Redemption.

The Company shall have the right, at its option, at any time, and from time to time, on or after the dates set forth below (any date selected by the Company in accordance with the terms of this Section 4, a “Redemption Date”), to redeem (a “Provisional Redemption”) up to the corresponding percentage of this Note set forth below, in any case, at the Redemption Price (as defined below), plus the Make-Whole Payment (as defined below):

Date	Percentage of Principal
March 8, 2009	25%
March 8, 2010	50% (including any previously redeemed percentage of this Note)
March 8, 2011	100% (including any previously redeemed percentage of this Note)

provided, that, the Company may not exercise such redemption right unless: (a) the volume weighted average price for at least 20 trading days in the 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date of mailing of the notice of Provisional Redemption (the “Notice Date”), the Closing Sale Price (as defined below) exceeds 200% of the Conversion Price (as defined below) in effect on such trading day; and (b) no continuing  Event of Default (defined below) exists that has not been cured or waived in accordance herewith on or before such Redemption Date.  With respect to this Note, the following terms have the following meanings:

“Redemption Price” means an amount equal to the then outstanding principal amount of this Note, plus accrued and unpaid interest, if any, through the applicable Redemption Date multiplied by the percentage of this Note to be redeemed.

“Make-Whole Payment” means an amount equal to the “present value” of 50% of all remaining scheduled interest payments on this Note with respect to the percentage of this Note to be redeemed from, and including, the applicable Redemption Date through the Maturity Date.  For purposes hereof, the “present value” will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the remaining period from the date preceding the Notice Date to the Maturity Date; provided, however, that if the period from the Redemption Date to the third anniversary of the issuance of this Note is less than one year, the weekly average yield on actually-traded U.S. Treasury notes or bills adjusted to a constant maturity of one year shall be used.

“Closing Sale Price” means the price of a share of the Company’s common stock, par value $0.001 per share (“Common Stock”), on the relevant date, determined on the basis of the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal trading market on which the Common Stock is then listed or quoted; provided, that, if the Common Stock is not then listed or quoted, the Closing Sale Price shall be such price as the Board of Directors shall reasonably determine on the basis most accurately reflecting the price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord, in an arms-length transaction, for a share of such Common Stock.

The Make-Whole Payment may be paid for, in whole or in part, at the election of the Company, in cash or shares of Common Stock or in any combination of cash and shares of Common Stock; provided, however, that no portion of the Make-Whole Payment shall be paid in shares of Common Stock unless such shares shall have been (a) duly qualified or registered under applicable federal and state securities laws or shall be qualified for an available exemption from such qualification and registration and (b) validly issued, fully paid and non-assessable and free from any preemptive rights.  Shares of Common Stock issued as payment for any portion of the Make-Whole Payment shall be valued at 90% of the volume weighted average price for the 20 consecutive trading days ending on and including the trading day immediately preceding the Redemption Date, which average shall be appropriately adjusted in the good faith determination of the Board of Directors (whose determination shall be described in a Board Resolution) to account for the occurrence, during such twenty (20) trading day period, of a stock split, stock dividend or a subdivision or combination of the Company’s Common Stock or a similar event.

As soon as practicable after the time the amount of the Make-Whole Payment shall have been calculated, but no later than the second business day immediately preceding such Redemption Date, the Company shall notify the Holder of the amount of the Make-Whole Payment. The Make-Whole Payment shall be paid by the Company with respect to the percentage of this Note called for Provisional Redemption, including, without limitation, the percentage of this Note that has been converted into shares of Common Stock on or after the Notice Date and before such Redemption Date. In no event shall the Make-Whole Payment with respect to this Note be reduced by any amount of accrued and unpaid interest; provided, however, that in the event such Redemption Date is an interest payment date, then the Make-Whole Payment shall be reduced by any accrued and unpaid interest to, and including, the Redemption Date, which accrued and unpaid interest shall instead be paid by the Company on the Redemption Date to the Holder at the close of business on the record date for such interest payment.

Upon surrender to the Company of this Note following a Provisional Redemption, the Redemption Price shall be paid to the Holder surrendering this Note.  If the Redemption Date is an Interest Payment Date, the Company shall pay, on such Redemption Date, the accrued and unpaid interest, if any, to, but excluding, the Redemption Date to the Holder of this Note at the close of business on the record date for such interest payment, and such accrued and unpaid interest shall not be paid to the Holder submitting this Note for Provisional Redemption (unless such Holder was the Holder of record of this Note at the close of business on the record date for such interest payment).

Notice of Redemption will be mailed, by first-class mail, at least 30 days but not more than 60 days before the Redemption Date, to the Holder.

5.             Repurchase at Option Of Holder Upon a Change In Control.

In the event of a Change in Control (as defined below), the Holder shall have the right, at the Holder’s option, to require the Company to repurchase this Note on a date selected by the Company (the “Repurchase Date”), which date shall be no later than 45 days after the date of the Change in Control, at a price payable in cash equal to 105% of the principal amount of this Note, plus accrued and unpaid interest to, but excluding the Repurchase Date (such amount, the “Repurchase Price”).

“Change in Control” shall be deemed to have occurred at such time as:

(a)           any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of the Company’s capital stock entitled to vote generally in the election of directors calculated on a fully-diluted basis; or

(b)           any change in the size or composition of the Company’s Board of Directors, the effect of which is that the members of the Company’s Board of Directors immediately prior to such change (the “Incumbent Directors”) do not represent a majority of the members of the Company’s Board of Directors following such change, unless such change was approved by a majority of the Incumbent Directors; or

(c)           the Company consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction where the persons that “beneficially owned,” directly or indirectly, the shares of the Company’s capital stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of the continuing, surviving or acquiring corporation’s capital stock representing at least a majority of the total voting power of all outstanding classes of the of the continuing, surviving or acquiring corporation’s capital stock; or

(d)           the sale, transfer, lease, exchange, conveyance or other disposition of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

provided, however, that a Change in Control will not be deemed to have occurred if at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation otherwise constituting the Change in Control consists of common stock and any associated rights traded on a U.S. national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such Change in Control), and, as a result of such transaction or transactions, this Note becomes convertible solely into such common stock and associated rights.

Within 15 days after the occurrence of the Change in Control, the Company must mail, or cause to be mailed, notice of the occurrence of such Change in Control to each Holder.  Such notice shall include, among other things, a description of the procedure that a Holder must follow to exercise the Repurchase Right.

6.             Conversion.

This Note shall be convertible into shares of Common Stock at any time prior to the close of business on the Maturity Date, in accordance with the terms set forth below.  This Note may be surrendered for conversion into a number of shares of Common Stock of the Company equal to the then outstanding principal and any accrued and unpaid interest thereon divided by $2.25 (subject to adjustment as provided below, the “Conversion Price”); provided, however, that this Note may be surrendered for conversion pursuant to this paragraph only until the close of business on the second business day immediately preceding the Redemption Date or Repurchase Date, unless the Company fails to pay the Redemption Price or Repurchase Price, as applicable.

The Conversion Price shall be adjusted as follows:

(a)           In case the Company pays any cash dividend (including regularly scheduled cash dividends) or other cash distribution to holders of its Common Stock, then on and after the record date for the determination of holders of Common Stock entitled to such dividend or distribution, the Conversion Price shall be decreased by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which (i) the numerator shall be (A) Closing Sale Price of the Common Stock in effect at the close of business on such record date, minus (B) the per share amount of such dividend or other distribution, and (ii) the denominator shall be the Closing Sale Price of the Common Stock in effect at the close of business on such record date.  Such decrease shall become effective immediately prior to the opening of business on the day following such record date.

(b)           In case the Company shall (i) pay a dividend in shares of Common Stock to all holders of Common Stock, (ii) make a distribution in shares of Common Stock to all holders of Common Stock, (iii) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iv) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder of this Note shall be entitled to receive the number of shares of Common Stock that such Holder would have owned immediately following such action had this Note been converted immediately prior thereto.  Any adjustment made pursuant to this subsection (b) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.  If any dividend or distribution of the type described in this subsection (b) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(c)           In case the Company shall dividend or distribute to all holders of Common Stock shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other assets (other than cash dividends or distributions covered by subsection (a)), or shall dividend or distribute to all holders of Common Stock warrants, options or rights to subscribe for or purchase securities, then, in each such case, the Conversion Price shall be decreased by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for the determination of holders of Common Stock entitled to such dividend or distribution by a fraction of which (i) the numerator shall be an amount equal to (A) the Closing Sale Price of Common Stock on the trading day immediately preceding such record date less (B) the fair market value (as determined in good faith by the Board of Directors), on such record date, of the portion of the shares of capital stock, evidences of indebtedness, assets, warrants, options or rights to be dividended or distributed applicable to one share of Common Stock, and (ii) the denominator shall be the Closing Sale Price on the record date, such decrease to become effective immediately prior to the opening of business on the day following such record date; provided, however, that if such denominator is equal to or less than one, then, in lieu of the foregoing adjustment to the Conversion Price, adequate provision shall be made so that the Holder shall have the right to receive upon conversion of this Note, in addition to the shares of Common Stock issuable (and cash, if any, payable) upon such conversion, an amount of shares of capital stock, evidences of indebtedness, assets, options, warrants or rights that such Holder would have received had such Holder converted this Note on such record date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

To convert this Note, a Holder must (i) provide the Company a notice of conversion and provide any additional information regarding the Holder reasonably requested by the Company to comply with applicable law; (ii) surrender this Note to the Company; and (iii) furnish appropriate endorsements and transfer documents if required by the Company in its reasonable discretion.

Any shares of Common Stock issued upon conversion of this Note shall bear a legend substantially in the form set forth above on the face of this Note.

7.             Subordination.

The payment of principal plus accrued and unpaid interest on this Note will be subordinate in right of payment to the prior payment in full of all Designated Secured Indebtedness as set forth in the Indenture, dated as of February 16, 2007, by and among (i) the Company, (ii) the Guarantors (as defined therein), and (iii) The Bank of New York Corporate Trust Company, N.A., a national banking association, as trustee.

8.             Assignment or Transfer.

(a)           Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by the Company without the prior written consent of the Holder.

(b)           Holder may not transfer or assign this Note without the Company’s prior written consent, except to such Holder’s devisees, legatees or heirs or a family trust established by such Holder, in each case, in compliance with the legend set forth on the face of this Note.  This Note may be transferred or assigned only upon its surrender to the Company for registration of transfer, duly endorsed, accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, this Note shall be reissued to, and registered in the name of, the transferee as the Holder, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee as the Holder.  Interest and principal shall be paid solely to the registered holder of this Note.

9.             Amendments, Supplements and Waivers.

This Note may be amended or supplemented only upon the written consent of the Company and the Holder.

10.          Defaults and Remedies.

For purposes of this Note an “Event Of Default” means:

(a)           the Company’s  failure to pay the principal on this Note when the same becomes due and payable;

(b)           the Company fails to pay interest on the Note when due, if such failure continues for 10 days after the date when due;

(c)           the Company defaults in the performance of its obligations under this Note (other than a payment default specified in subsections (a) and (b)) and such default continues for 30 days after written notice to the Company by the Holder;

(d)           the Company pursuant to, or within the meaning of, any bankruptcy law, insolvency law or other similar law now or hereafter in effect or otherwise:

(i)            commences a voluntary case of bankruptcy;

(ii)           consents to the entry of an order for relief against it in an involuntary case of bankruptcy;

(iii)          consents to the appointment of a custodian of it or for all or substantially all of its property or assets;

(iv)          makes a general assignment for the benefit of its creditors; or

(v)           a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A)          is for relief against the Company in an involuntary case or proceeding, or adjudicates the Company insolvent or bankrupt;

(B)           appoints a custodian of the Company for all or substantially all of the property or assets of the Company; or

(C)           orders the winding up or liquidation of the Company; and in the case of each of the foregoing clauses (A), (B) and (C), the order or decree remains unstayed and in effect for at least 60 consecutive days.

If an Event of Default occurs and is continuing, the Holder by notice to the Company may declare this Note to be immediately due and payable in full.  Upon such declaration, the principal and any accrued and unpaid interest on this Note shall be due and payable immediately.

11.          No Recourse Against Others.

No past, present or future director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect of, or by reason of, such obligations or their creation. The Holder, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

12.          Governing Law.

THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

13.          Notices.

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given (a) when sent if delivered personally against written receipt or by facsimile or email transmission against electronic facsimile or email confirmation, (b) the following day if mailed by overnight courier, or (c) three business days after mailing if mailed by prepaid first class certified mail, return receipt requested, in each case to the parties at the following addresses or facsimile numbers:

If to the Company:	Charys Holding Company, Inc. 1117 Perimeter Center West, Suite N-415 Atlanta, Georgia 30338 Attn: Mr. Billy V. Ray, Jr., President Facsimile: (678) 443-2320 bray@Charys.com

with a copy (which shall not constitute notice) to:	Larry W. Shackelford, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 Facsimile: (404) 365-9532 lws@mmmlaw.com

If to Holder:	Matthew B. Mitchell 537 West Broussard Road Lafayette, LA 70506 Facsimile: (337) 993-8999

with a copy (which shall not constitute notice) to:	G. Frederick Seemann, Esq. Attorney at Law, L.L.C. 401 Audubon Boulevard Suite 103A Lafayette, Louisiana 70503 Facsimile: (337) 234-4046 gfsee@msn.com

Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties.

[Signatures follows on next page.]

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

CHARYS HOLDING COMPANY, INC.

By:	/s/	Billy V. Ray, Jr.
Name:		Billy V. Ray, Jr.
Title:		Chairman & CEO